Argentex appoints new Chief Financial Officer

Vancouver, B.C., July 15, 2009 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) today announced the appointment of Ms. Valerie Helsing as Chief Financial Officer. Ms. Helsing is an accomplished accounting and financial executive who has held positions of increasing responsibility while working with numerous publicly traded companies in the United States and Canada. She has more than 20 years experience in public and private equity, public company reporting, international mergers and acquisitions, and taxation.

Ms. Helsing’s background includes 13 years as a senior manager with BDO Dunwoody in Vancouver and three years as a senior associate with BDO Seidman in Los Angeles. She graduated from Simon Fraser University with a BA in economics and commerce and subsequently received her designations as a Certified Public Accountant (1996) and Certified Management Accountant (2001).

"We are very pleased to welcome Ms. Helsing to Argentex as she has an enviable track record in the financial management of public companies,” said Ken Hicks, President of Argentex. “Our company is experiencing an unprecedented period of growth, both corporately and in our project development, as we approach our first National Instrument 43-101 resource estimate for our flagship Pinguino project. We believe that Ms. Helsing’s extensive experience in public company financial management will be invaluable as Argentex continues to grow and we advance our exciting portfolio of Argentine properties.”

Mr. Hicks added, “We would like to thank Mr. Hamish Malkin for his guidance as CFO of Argentex during the formative stages in our company development and wish him the best in his future endeavors. On behalf of the Board I wish to thank him for his contribution to the company."

ABOUT ARGENTEX:

Argentex Mining Corporation is a junior mining exploration company with significant holdings in the Patagonia region of Argentina. It holds an undivided 100% interest in the mineral rights to the Pinguino property. In total, the company owns 100% mineral rights to more than 35 properties with approximately 307,981 acres (124,636 hectares) of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

FURTHER INFORMATION:

Ken Hicks, President

Argentex Mining Corporation

1-866-594-7687

info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward-looking statements in this news release include statements about the company’s belief the that Ms. Helsing’s extensive experience in public company financial management will be invaluable as Argentex continues to grow and we advance our exciting portfolio of Argentine properties. Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control. These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.